Exhibit 23

                         Consent of Independent Auditors

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333- 26887) and related Prospectus of Health and Retirement Properties Trust for the registration of $1,000,000,000 of "Offered Securities" of our report dated January 31, 1997 (except for the last paragraphs of Note 1 and Note 12, as to which the date is February 18, 1997), with respect to the consolidated financial statements of Government Property Investors, Inc. included in the Current Report on Form 8-K of Health and Retirement Properties Trust dated February 17, 1997, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP
                                                   ERNST & YOUNG LLP

Washington, D.C.
June 17, 1997